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                                                                     Exhibit 14

                                 FIRST AMENDMENT
                       TO EMPLOYEE BENEFIT TRUST AGREEMENT

            First Amendment to Employee Benefit Trust Agreement dated as of the 1st day of January, 1996 (the "First Amendment") by and between New York State Electric & Gas Corporation (the "Corporation") and Bankers Trust Company, a New York Banking Corporation, as Trustee ("Trustee") amending certain provisions of the Employee Benefit Trust Agreement, dated as of July 1, 1994, (the "Trust Agreement") by and between the Corporation and the Trustee.

            WHEREAS, the Corporation has, effective January 1, 1996, adopted i) an Annual Executive Incentive Plan ("AEIP") which replaces the Corporation's Annual Executive Incentive Compensation Plan, ii) a Long Term Executive Incentive Share Plan ("LTEISP") which replaces the Corporation's Performance Share Plan, iii) an amendment to the Corporation's Deferred Compensation Plan to allow deferral of awards under the AEIP, and iv) a Long Term Executive Incentive Share Deferred Compensation Plan to allow deferral of awards under the LTEISP.

            WHEREAS, the parties hereto wish to amend the Trust Agreement to reflect the new incentive compensation and deferred compensation plans adopted by the Corporation.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. The first WHEREAS clause of the Trust Agreement is hereby amended by inserting the following immediately before the semicolon:

                  and was also subsequently amended to permit deferral of awards under the Corporation's Annual Executive Incentive Plan ("AEIP")

            2. The second WHEREAS clause of the Trust Agreement is hereby amended by inserting the following immediately before the semicolon:

                  and has also adopted a Long Term Executive Incentive Share Deferred Compensation Plan, effective as of January 1, 1996 ("LTEIS Deferred Compensation Plan") for the benefit of employees who participate in the Corporation's Long Term Executive Incentive Share Plan to permit the deferral of cash awards made pursuant to said plan

            3. The third WHEREAS clause of the Trust Agreement is hereby amended to read in its entirety as follows:

                  WHEREAS, the Corporation has entered into, and intends to enter into, certain deferred compensation agreements with past, existing and future employees pursuant to the Deferred Compensation Plan for Salaried Employees, the Performance Share Deferred Compensation Plan and

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                  the LTEIS Deferred Compensation Plan (collectively, the
                  "Deferred Compensation Agreements"); the deferred compensation agreements covering deferred compensation (but not AEICP or AEIP awards) under the Deferred Compensation Plan for Salaried Employees are hereinafter referred to as "Salaried Employee Deferred Compensation Agreements"; and

            4. The seventh WHEREAS clause of the Trust Agreement is hereby amended by inserting "LTEIS Deferred Compensation Plan," immediately after "Performance Share Deferred Compensation Plan,"

            5. The third sentence of Section 2.4 of the Trust Agreement is hereby amended to read in its entirety as follows:

                  The present value of Benefits under the Deferred Compensation Plan for Salaried Employees, the Performance Share Deferred Compensation Plan and the LTEIS Deferred Compensation Plan and related Deferred Compensation Agreements (other than Benefits under Section 7 of the Salaried Employee Deferred Compensation Agreements) shall be the total amount of each deferred compensation account, including accrued interest.

            6. Except as expressly modified hereby, the terms and provisions of the Trust Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.


NEW YORK STATE ELECTRIC &                 BANKERS TRUST COMPANY
  GAS CORPORATION



By:                                 By:
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